Blazzard, Grodd & Hasenauer, P.C.
943 Post Road East
Westport, CT 06880
(203) 226-7866






February 20, 1996


Board of Directors
Sentry Life Insurance Company
1800 North Point Drive
Stevens Point, WI 54481

Re:   Opinion of Counsel - Sentry Variable Life Account I

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of "Form 24F-2" with respect to Sentry Variable Life Account I.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

     1. Sentry Variable Life Account I is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

     2. Upon the acceptance of premiums made by a policy owner pursuant to a Policy issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such policy owner will have a legally-issued, fully paid and non-assessable contractual interest in Sentry Variable Life Account I.

This opinion is limited solely in its use as an exhibit to your Form 24F-2 pursuant to Rule 24f-2.

Sincerely,

BLAZZARD, GRODD & HASENAUER, P.C.



By:/s/LYNN KORMAN STONE
   ---------------------------------
       Lynn Korman Stone